Jury Awards ParkerVision $173 Million in Damages in Patent Infringement Case Against Qualcomm

Qualcomm’s Infringement Not Deemed Willful by Jury

ORLANDO, Fla., Oct. 24, 2013 – ParkerVision, Inc. (NASDAQ: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, today announced that a jury in the U.S. District Court for the Middle District of Florida awarded ParkerVision past damages of $173 million for Qualcomm’s direct and indirect infringement of ParkerVision patents.  The jury also found that ParkerVision did not prove its claims of willfulness, which would have allowed the judge to enhance the damages awarded by the jury.

The judge still has to make determinations on matters of law, including ParkerVision’s request for an injunction against Qualcomm.  It is unknown at this time when the judge will rule on these matters.

The trial, which commenced on October 7, 2013 and was conducted in two phases, accused Qualcomm of infringement of eleven claims contained in four ParkerVision patents related to radio-frequency receivers and the down-conversion of electromagnetic signals.  Phase one of the trial addressed claims of infringement and invalidity, with phase two addressing willfulness and damages.  On October 17, 2013, phase one of the trial concluded with the jury finding Qualcomm guilty of both direct and indirect infringement of all eleven claims and for all accused products.  The jury also found ParkerVision’s patents to be valid.  Phase two commenced immediately with the same jury.

ParkerVision Chief Executive Officer, Jeffrey Parker, commented, “We appreciate the hard work the jury put into this case.  Overall, this is a significant win for ParkerVision, proving that our technologies have a meaningful place in the wireless market.”

About ParkerVision Inc.
ParkerVision, Inc. designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida. For more information, please visit www.parkervision.com. (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties, which are disclosed in the ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2012 and the Forms 10-Q for the quarters ended March 31, 2013 and June 30, 2013. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACTS:

MEDIA

Androvett Legal Media
Robert Tharp
214-559-4630, Robert@androvett.com

INVESTOR RELATIONS CONTACTS:

ParkerVision, Inc.
Cindy Poehlman
Chief Financial Officer
904-732-6100, cpoehlman@parkervision.com

Or

The Piacente Group, Inc.
MaryBeth Csaby
212-481-2050, parkervision@tpg-ir.com